Exhibit 99.1

Popular, Inc. Announces Fourth Quarter 2019 Financial Results

•	Net income of $166.8 million in Q4 2019, compared to net income of $165.3 million in Q3 2019.

•	Net income of $671.1 million for the year 2019, compared to net income and adjusted net income for the year 2018 of $618.2 million and $487.3 million, respectively.

•	Net interest margin of 3.83% in Q4 2019, compared to 4.00% in Q3 2019.

•	Credit Quality:

•	Non-performing loans held-in-portfolio (“NPLs”) decreased by $30.0 million from Q3 2019; NPLs to loans ratio at 1.9% vs. 2.1% in Q3 2019;

•	Net charge-offs (“NCOs”) increased by $14.0 million from Q3 2019; NCOs at 1.21% of average loans held-in-portfolio vs. 1.01% in Q3 2019;

•	Allowance for loan losses to loans held-in-portfolio at 1.74% vs. 1.90% in Q3 2019; and

•	Allowance for loan losses to NPLs at 90.5% vs. 91.9% in Q3 2019.

•	Common Equity Tier 1 ratio of 17.78%, Common Equity per Share of $62.42 and Tangible Book Value per Share of $55.10 at December 31, 2019.

SAN JUAN, Puerto Rico — (BUSINESS WIRE) — Popular, Inc. (the “Corporation,” “Popular,” “we,” “us,” “our”) (NASDAQ:BPOP) reported net income of $166.8 million for the quarter ended December 31, 2019, compared to net income of $165.3 million for the quarter ended September 30, 2019.

Ignacio Alvarez, President and Chief Executive Officer, said: “2019 was an outstanding year during which we achieved record core earnings. During the year, we increased EPS and TBV by 14% and 17%, respectively, and grew our customer base in Puerto Rico by 45,000, reflecting the strength of our franchise.

While we exhibited strong performance throughout the year, the results for the fourth quarter reflected the cumulative impact of the three recent interest rate cuts. The reduction in rates negatively impacted our net interest income and margin for the quarter. However, the fundamentals of our business remained solid with fee income demonstrating continued strength and achieving loan growth in both Puerto Rico and the U.S. We continue to pursue opportunities for expense management and operational efficiencies as we implement additional investments in our people, technology and businesses to position the institution for strong and sustainable long-term results.

We are proud of our accomplishments during 2019 and optimistic about our prospects for 2020. Yet, we are deeply saddened by the seismic events that have impacted the southern part of the island this month, including a magnitude 6.4 earthquake on January 7th. The damage is mainly concentrated in sixteen municipalities in the southern region. Fortunately, none of our employees suffered physical harm and our facilities are in sound condition. We resumed operations on the day following the earthquake and have provided uninterrupted service since then. While the impact on our operations was limited, many residents in the south suffered significant damages to their homes, public schools remain closed and the ensuing aftershocks have made it difficult for people in the region to regain a sense of normalcy.

As we have done in the past, we swiftly responded through our foundation, which has close ties with non-profit organizations and communities in the south, to bring immediate assistance to affected areas. A little more than two years ago Puerto Rico faced, and managed through, Hurricane Maria, an island-wide disaster with different and widespread challenges. Although the scale of these events is not comparable to Maria, we remain attentive to the impact it could have in some sectors of the economy, such as hospitality. The people of Puerto Rico are demonstrating overwhelming solidarity and support and are facing this situation with the resolve to move forward. We will continue working with them, confident that Puerto Rico will once again demonstrate its spirit and its ability to rebuild.”

Significant Events

Common Stock Repurchase Plan

On December 12, 2019, the Corporation completed its previously announced $250 million accelerated share repurchase transaction (“ASR”) with respect to its common stock, a component of its 2019 capital plan. In connection therewith, the Corporation received an initial delivery of 3,500,000 shares of common stock during the first quarter of 2019 and received 1,165,607 additional shares of common stock on December 12, 2019. The final number of shares delivered at settlement was based on the average daily volume weighted average price of its common stock, net of a discount, during the term of the ASR, which amounted to $53.58. The Corporation accounted for the ASR as a treasury stock transaction.

Planned Capital Actions for 2020

On January 9, 2020, the Corporation announced the following actions as part of its capital plan for 2020: (i) an increase in the Corporation’s quarterly common stock dividend from $0.30 per share to $0.40 per share, commencing with the dividend payable in the second quarter of 2020, subject to the approval of the Corporation’s Board of Directors; and (ii) common stock repurchases of up to $500 million.

Redemption of Series B Preferred Stock

On January 24, 2020, the Corporation announced that on February 24, 2020, the Corporation will redeem all outstanding shares of its 8.25% Non-Cumulative Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”). The Series B Preferred Stock will be redeemed at the redemption price of $25.00 per share, plus $0.1375 in accrued and unpaid dividends on each share, for a total payment per share in the amount of $25.1375.

Earnings Highlights

(Unaudited)	Quarters ended			Years ended
(Dollars in thousands, except per share information)	31-Dec-19	30-Sep-19	31-Dec-18	31-Dec-19	31-Dec-18
Net interest income	$467,424	$476,991	$476,225	$1,891,694	$1,734,877
Provision for loan losses	47,224	36,539	42,568	165,779	226,342
Provision for loan losses - covered loans [1]	—	—	—	—	1,730

Net interest income after provision for loan losses	420,200	440,452	433,657	1,725,915	1,506,805
FDIC loss-share income	—	—	—	—	94,725
Other non-interest income	152,415	142,712	153,167	569,883	557,769
Operating expenses	390,572	376,475	396,455	1,477,482	1,421,562

Income before income tax	182,043	206,689	190,369	818,316	737,737
Income tax expense	15,258	41,370	83,966	147,181	119,579

Net income	$166,785	$165,319	$106,403	$671,135	$618,158

Net income applicable to common stock	$165,854	$164,389	$105,472	$667,412	$614,435

Net income per common share - basic	$1.72	$1.71	$1.06	$6.89	$6.07

Net income per common share - diluted	$1.72	$1.70	$1.05	$6.88	$6.06

[1]	Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction that were covered under the terminated FDIC Shared-Loss Agreements.

Net interest income

Net interest income for the quarter ended December 31, 2019 was $467.4 million, compared to $477.0 million for the previous quarter. Net interest margin was 3.83% for the quarter, compared to 4.00% in the previous quarter.

The decrease of $9.6 million in net interest income is mostly related to the decrease in interest rates that occurred during the third and fourth quarters of 2019, resulting in a quarter-over-quarter reduction of approximately 50 basis points in average Fed Funds and U.S. Treasury Bill rates. These decreases in rates, in combination with the composition of earning assets, are the main drivers of the 17 basis point reduction in net interest margin during the quarter. Average earning assets increased $1.0 billion quarter over quarter mainly in overnight money market investments. These investments, even though accretive to net interest income, have a lower yield when compared to the rest of the earning assets therefore impacting negatively the net interest margin. The most significant variances in the quarter were:

•

Lower income from money market, trading and investments by $6.6 million due to lower yields by 21 basis points mainly related to short-term investments in U.S. Treasury bills and overnight funds at the Federal Reserve. The decrease in yield was partially offset by a higher volume of earning assets; and

•

lower interest income from the commercial loan portfolio by $5.1 million or a 22 basis points decrease in yield, resulting from lower market rates in the adjustable rate portfolio and originations in a declining interest rate environment.

Partially offset by:

•

Lower interest expense on deposits driven by a 5 basis point reduction in interest costs, partially offset by a higher average balance in P.R. public sector and commercial deposits at Banco Popular de Puerto Rico (“BPPR”) and digital channel deposits at Popular Bank (“Popular U.S.” or “PB”).

BPPR’s net interest income amounted to $402.9 million for the quarter ended December 31, 2019, compared to $412.2 million in the previous quarter. Net interest margin for the fourth quarter of 2019 was 4.08%, a decrease of 18 basis points when compared to 4.26% for the previous quarter. The decrease in net interest margin was impacted by a higher average volume of money market investments, which carry a lower yield, a decrease in the yield of the investment portfolio, commercial and consumer loan portfolios resulting from lower market rates, as mentioned above, and a reduction of $1.0 million in the discount amortization of the auto loan portfolio acquired from Wells Fargo in 2018. BPPR’s earning assets yielded 4.62%, compared to 4.83% in the previous quarter, while the cost of interest-bearing deposits was 0.73%, or 4 basis points lower than the 0.77% reported in the previous quarter. Total cost of deposits for the quarter was 0.57%, compared to 0.60% reported in the third quarter of 2019.

Net interest income for PB was $73.6 million, for the quarter ended December 31, 2019, compared to $74.4 million during the previous quarter. The decrease of $0.8 million in net interest income was primarily due to a lower yield on loans, mainly variable rate commercial loans, partially offset by a lower cost of deposits mainly driven by a change in the deposit mix. Net interest margin for the quarter was 3.18%, a reduction of 11 basis points when compared to 3.29% for the previous quarter. Earning assets yielded 4.42%, compared to 4.60% in the previous quarter, while the cost of interest-bearing deposits was 1.55%, compared to 1.63% in the previous quarter. Total cost of deposits for the quarter was 1.34% compared to 1.40% reported in the third quarter.

Non-interest income

Non-interest income increased by $9.7 million to $152.4 million for the quarter ended December 31, 2019, compared to $142.7 million for the quarter ended September 30, 2019. The increase in non-interest income was primarily driven by:

•

Higher other services by $4.3 million, mainly at the BPPR segment, due to higher insurance fees by $3.0 million principally resulting from $4.2 million in contingent insurance commissions recognized during the fourth quarter and higher debit and credit card fees by $1.0 million as a result of higher interchange fees due to higher transactional volumes;

•

higher income from mortgage banking activities by $3.0 million mainly due to the lower unfavorable fair value adjustments on mortgage servicing rights (“MSRs”) by $3.3 million due to lower estimated prepayments, partially offset by a decrease in projected late fee income; and

•	a favorable variance in adjustments to indemnity reserves on previously sold loans of $4.7 million mainly due to lower provision related to loans previously sold with credit recourse.

These variances were partially offset by:

•

Lower other operating income by $2.8 million principally due to lower net earnings from the combined portfolio of investments under the equity method by $1.7 million and lower modification fees received for the successful completion of loss mitigation alternatives by $1.5 million.

Refer to Table B for further details.

Operating expenses

Operating expenses for the fourth quarter of 2019 totaled $390.6 million, an increase of $14.1 million when compared to the third quarter of 2019. The increase in operating expenses was driven primarily by:

•	Higher personnel cost by $10.6 million due to higher commissions and annual incentives and an increase in headcount;

•

higher professional fees by $4.6 million, mainly due to higher advisory expenses by $3.5 million related to Corporate initiatives, and higher audit and tax services by $1.2 million mainly related to work on new accounting pronouncements;

•

higher business promotion by $4.8 million due to higher advertising expense by $1.7 million, which includes seasonal initiatives, an increase of $0.9 million in donations and higher customer reward program expense by $0.6 million;

•	higher credit and debit card processing volume, interchange and other expenses by $1.0 million; and

•	higher FDIC insurance expense by $2.2 million, mainly due to the small bank assessment credit received at Popular Bank during the third quarter of 2019.

These increases were partially offset by:

•

Lower other operating expenses by $9.5 million due to lower operational losses by $5.9 million, including legal contingency reserves and a $2.6 million loss related to an undeveloped corporate site which was placed for sale during the third quarter of 2019.

Full-time equivalent employees were 8,560 as of December 31, 2019, compared to 8,457 as of September 30, 2019.

For a breakdown of operating expenses by category refer to Table B.

Income taxes

For the quarter ended December 31, 2019, the Corporation recorded an income tax expense of $15.3 million, compared to $41.4 million for the previous quarter. During the fourth quarter of 2019, the Corporation recorded a tax benefit of approximately $18 million related to the revision of the amount of exempt income earned in prior years, that resulted in the amendment of income tax returns for BPPR for the years 2015 to 2017. During the third quarter of 2019 a tax benefit of $4.1 million was recorded related to revisions to the amount of exempt income for the current year. The effective tax rate (“ETR”) for the fourth quarter of 2019 was 8%. Excluding the exempt income adjustment discussed above, the ETR for the quarter would have been 18%.

The ETR of the Corporation is impacted by the composition and source of its taxable income. For the year 2020, the Corporation expects its consolidated effective tax rate to be within a range of 19% to 21%.

Credit Quality

During the fourth quarter of 2019, the Corporation’s credit quality metrics continued to show favorable trends. The credit metrics of our BPPR operations reflected lower non-performing loans, lower NPL inflows and stable NCOs. The U.S. operations net charge-offs increase was related to the taxi medallion portfolio. The Corporation continues to be attentive to the performance of its portfolios and related credit metrics. The following presents credit quality results for the fourth quarter of 2019:

•

Inflows of NPLs held-in-portfolio, excluding consumer loans, decreased by $22.9 million quarter-over-quarter, as the prior quarter included the impact of $24.6 million of certain troubled debt restructured commercial real estate loans at BPPR.

•

Total non-performing loans held-in-portfolio decreased by $30.0 million from the third quarter of 2019. The BPPR segment NPLs decreased by $21.6 million with reductions in the commercial and mortgage NPLs of $19.1 million and $12.3 million, respectively. This reduction was in part offset by higher consumer NPLs by $9.1 million, mostly related to auto loans. The PB segment NPLs decreased by $8.4 million mostly due to a construction loan sold during the quarter. At December 31, 2019, the ratio of NPLs to total loans held-in-portfolio was 1.9% compared to 2.1% in the third quarter of 2019.

•

NCOs increased by $14.0 million from the third quarter of 2019, primarily driven by higher PB commercial NCOs of $15.5 million, mostly related to the taxi medallion loan portfolio which had a carrying value of $19.1 million at December 31, 2019. The BPPR NCOs remained stable quarter-over-quarter. The Corporation’s ratio of annualized net charge-offs to average loans held-in-portfolio was 1.21%, compared to 1.01% in the third quarter of 2019. Refer to Table J for further information on net charge-offs and related ratios.

•

The allowance for loan and lease losses (“ALLL”) decreased by $34.7 million from the third quarter of 2019 to $477.7 million. The BPPR segment ALLL decreased by $18.1 million, principally driven by lower reserves for the commercial portfolio, in part offset by higher reserves for the auto loans portfolio. PB’s ALLL decreased by $16.5 million driven by taxi medallion portfolio charge-offs.

•

The general and specific reserves totaled $392.5 million and $85.2 million, respectively, at quarter-end, compared with $416.5 million and $95.8 million, respectively, as of September 30, 2019. The ratio of the allowance for loan losses to loans held-in-portfolio was 1.74% in the fourth quarter of 2019, compared to 1.90% in the previous quarter. The ratio of the allowance for loan losses to NPLs held-in-portfolio stood at 90.5% compared to 91.9% in the previous quarter.

•

The provision for loan losses for the fourth quarter of 2019 increased by $10.7 million from the prior quarter. The provision for the BPPR and PB segments increased by $6.4 million and $4.3 million, respectively. The provision to net charge-offs ratio was 57.7% in the fourth quarter of 2019, compared to 53.9% in the previous quarter.

Non-Performing Assets

(Unaudited)
(In thousands)	31-Dec-19	30-Sep-19	31-Dec-18
Total non-performing loans held-in-portfolio	$527,841	$557,792	$611,087
Other real estate owned (“OREO”)	122,072	117,928	136,705

Total non-performing assets	$649,913	$675,720	$747,792

Net charge-offs for the quarter	$81,881	$67,840	$106,938

Ratios:
Loans held-in-portfolio	$27,406,873	$27,007,975	$26,507,889
Non-performing loans held-in-portfolio to loans held-in-portfolio	1.93%	2.07%	2.31%
Allowance for loan losses to loans held-in-portfolio	1.74	1.90	2.15
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	90.50	91.86	93.17

Refer to Table H for additional information.

Provision for Loan Losses

(Unaudited)	Quarters ended			Years ended
(In thousands)	31-Dec-19	30-Sep-19	31-Dec-18	31-Dec-19	31-Dec-18
Provision for loan losses:
BPPR	$40,843	$34,479	$43,461	$135,751	$196,461
Popular U.S.	6,381	2,060	(893)	30,028	29,881

Total provision for loan losses - non-covered loans	$47,224	$36,539	$42,568	$165,779	$226,342

Provision for loan losses - covered loans	—	—	—	—	1,730

Total provision for loan losses	$47,224	$36,539	$42,568	$165,779	$228,072

Credit Quality by Segment

(Unaudited)
(In thousands)	Quarters ended
BPPR	31-Dec-19	30-Sep-19	31-Dec-18
Provision for loan losses	$40,843	$34,479	$43,461
Net charge-offs	58,962	59,900	96,479
Total non-performing loans held-in-portfolio	499,200	520,773	568,098
Allowance / loans held-in-portfolio	2.14%	2.26%	2.55%

	Quarters ended
Popular U.S.	31-Dec-19	30-Sep-19	31-Dec-18
Provision for loan losses	$6,381	$2,060	$(893)
Net charge-offs	22,919	7,940	10,459
Total non-performing loans held-in-portfolio	28,641	37,019	42,989
Allowance / loans held-in-portfolio	0.62%	0.87%	0.94%

Preliminary impact estimate of the adoption of the current expected credit loss model (“CECL”)

CECL became effective on January 1, 2020. Based on its preliminary analysis and the information currently available, the Corporation has estimated an increase in its allowance for loan and lease losses ranging from $320 million to $350 million, or 67% to 73%. This increase is driven by the Puerto Rico mortgage, auto and credit cards loans portfolio. This increase will be reflected as a decrease to the opening balance of retained earnings, net of income taxes, except for approximately $14 million related to loans currently accounted under the Accounting Standards Codification (“ASC”) Subtopic 310-30, which would result in a reclassification between balance sheet accounts. Based on the Corporation’s preliminary estimates, the day-one impact of the adoption of CECL would result in a reduction in Tangible Book Value of approximately $2, or 4%.

As part of the adoption of CECL, the Corporation has made the election to break the existing pools of purchased credit impaired (“PCI”) loans previously accounted for under the ASC Subtopic 310-30 guidance. These loans will be accounted for on an individual loan basis under the purchased credit deteriorated loans (“PCD”) accounting methodology under CECL. Following existing accounting guidance, PCI loans have been excluded from non-performing status. Upon transition to the individual loan measurement, these loans will no longer be excluded from non-performing status, resulting in an increase of $283 million in reported NPLs during the first quarter of 2020. This increase includes $156 million in loans currently over 90 days past due and $127 million in loans that are not delinquent in their payment terms but would be reported as non-performing due to other credit quality considerations.

The Corporation expects to continue to be well capitalized under the Basel III regulatory framework after the adoption of CECL. The Corporation will avail itself of the option to phase in over a period of three years the day-one effects on regulatory capital arising from the adoption of CECL. Considering the phase-in period provided by the regulatory framework, the estimated decrease of the Common Equity Tier One and Total Capital ratios would be of approximately 25bps.

Financial Condition Highlights

(Unaudited)
(In thousands)	31-Dec-19	30-Sep-19	31-Dec-18
Cash and money market investments	$3,650,597	$5,670,645	$4,565,083
Investment securities	17,946,343	16,773,578	13,595,130
Loans	27,406,873	27,007,975	26,507,889
Total assets	52,115,324	52,480,415	47,604,577
Deposits	43,758,606	44,166,195	39,710,039
Borrowings	1,294,986	1,379,767	1,537,673
Total liabilities	46,098,545	46,571,967	42,169,520
Stockholders’ equity	6,016,779	5,908,448	5,435,057

Total assets decreased by $0.4 billion from the third quarter of 2019, driven by:

•	A decrease of $2.0 billion in cash and money market investments, mainly due to purchases of U.S. Treasury securities.

Partially offset by:

•	An increase of $1.2 billion in debt securities available-for-sale mainly due to purchases of U.S. Treasury securities, partially offset by maturities and paydowns of mortgage-backed securities; and

•

an increase of $0.4 billion in loans held-in-portfolio due to growth of commercial loans, auto loans and leases, and credit cards at the BPPR segment as a result of the acquisition detailed below, coupled with an increase at PB across its commercial, construction and mortgage loan portfolios.

Total liabilities decreased by $0.5 billion from the third quarter of 2019, mainly due to:

•	A decrease of $0.4 billion in deposits, mainly from the Puerto Rico public sector at BPPR; and

•	A decrease of $0.1 billion in notes payable due to maturities of Federal Home Loan Bank advances at PB.

Stockholders’ equity increased by approximately $108.3 million from the third quarter of 2019, principally due to net income for the quarter of $166.8 million, partially offset by lower unrealized gains on debt securities available-for-sale by $16.9 million, the pension and postretirement benefit plan adjustment of $13.7 million and declared dividends of $29.0 million on common stock and $0.9 million in dividends on preferred stock.

Common equity tier-1 ratio (“CET1”), common equity per share and tangible book value per share were 17.78%, $62.42 and $55.10, respectively, at December 31, 2019, compared to 17.46%, $60.57 and $53.41 at September 30, 2019. Refer to Table A for capital ratios.

Acquisition of credit cards portfolio

On December 31, 2019, BPPR acquired, in an all cash transaction, a credit card portfolio with an aggregate principal amount of $74 million for approximately $78 million. Additionally, BPPR has acquired the rights to issue the JetBlue co-branded loyalty credit card program in Puerto Rico. BPPR plans on launching the new credit card product during the second half of 2020. The acquired credit card portfolio will continue to be serviced by the seller on an interim basis until the system conversion is completed.

Refer to Table C for the Statements of Financial Condition.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including without limitation those about Popular’s business, financial condition, results of operations, plans, objectives and future performance. These statements are not guarantees of future performance, are based on management’s current expectations and, by their nature, involve risks, uncertainties, estimates and assumptions. Potential factors, some of which are beyond the Corporation’s control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Risks and uncertainties include without limitation the effect of competitive and economic factors, and our reaction to those factors, the adequacy of the allowance for loan losses, delinquency trends, market risk and the impact of interest rate changes, capital market conditions, capital adequacy and liquidity, the effect of legal and regulatory proceedings and new accounting standards on the Corporation’s financial condition and results of operations. All statements contained herein that are not clearly historical in nature, are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions, and future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, are generally intended to identify forward-looking statements.

More information on the risks and important factors that could affect the Corporation’s future results and financial condition is included in our Annual Report on Form 10-K for the year ended December 31, 2018, our Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, and in our Form 10-K for the year ended December 31, 2019 to be filed with the Securities and Exchange Commission. Our filings are available on the Corporation’s website (www.popular.com) and on the Securities and Exchange Commission website (www.sec.gov). The Corporation assumes no obligation to update or revise any forward-looking statements or information which speak as of their respective dates.

About Popular, Inc.

Popular, Inc. is the leading financial institution in Puerto Rico, by both assets and deposits, and ranks among the top 50 U.S. bank holding companies by assets. Founded in 1893, Banco Popular de Puerto Rico, Popular’s principal subsidiary, provides retail, mortgage and commercial banking services in Puerto Rico and the U.S. Virgin Islands. Popular also offers in Puerto Rico auto and equipment leasing and financing, investment banking, broker-dealer and insurance services through specialized subsidiaries. In the mainland United States, Popular provides retail, mortgage and commercial banking services through its New York-chartered banking subsidiary, Popular Bank, which has branches located in New York, New Jersey and Florida.

Conference Call

Popular will hold a conference call to discuss its financial results today Tuesday, January 28, 2020 at 10:00 a.m. Eastern Time. The call will be open to the public and broadcasted live over the Internet and can be accessed through the Investor Relations section of the Corporation’s website: www.popular.com.

Listeners are recommended to go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call may also be accessed through the dial-in telephone number 1-866-235-1201 or 1-412-902-4127. There is no charge to access the call.

A replay of the webcast will be archived in Popular’s website. A telephone replay will be available one hour after the end of the conference call through Friday, February 28, 2020. The replay dial-in is: 1-877-344-7529 or 1-412-317-0088. The replay passcode is 10137877.

An electronic version of this press release can be found at the Corporation’s website: www.popular.com.

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table A - Selected Ratios and Other Information

Table B - Consolidated Statement of Operations

Table C - Consolidated Statement of Financial Condition

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

Table F - Mortgage Banking Activities and Other Service Fees

Table G - Loans and Deposits

Table H - Non-Performing Assets

Table I - Activity in Non-Performing Loans

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - POPULAR U.S. OPERATIONS

Table N - Reconciliation to GAAP Financial Measures

Table P - Adjusted Net Income for the Quarter and Year Ended December 31, 2018 (Non-GAAP)

POPULAR, INC.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table A - Selected Ratios and Other Information

(Unaudited)

	Quarters ended			Years ended
	31-Dec-19	30-Sep-19	31-Dec-18	31-Dec-19	31-Dec-18
Basic EPS	$1.72	$1.71	$1.06	$6.89	$6.07
Diluted EPS	$1.72	$1.70	$1.05	$6.88	$6.06
Average common shares outstanding	96,183,126	96,357,117	99,933,184	96,848,835	101,142,258
Average common shares outstanding - assuming dilution	96,330,785	96,478,327	100,114,358	96,997,800	101,308,643
Common shares outstanding at end of period	95,589,629	96,714,664	99,942,845	95,589,629	99,942,845
Market value per common share	$58.75	$54.08	$47.22	$58.75	$47.22
Market capitalization - (In millions)	$5,616	$5,230	$4,719	$5,616	$4,719
Return on average assets	1.27%	1.29%	0.88%	1.33%	1.33%
Return on average common equity	11.27%	11.44%	7.57%	11.78%	11.39%
Net interest margin	3.83%	4.00%	4.25%	4.03%	4.01%
Common equity per share	$62.42	$60.57	$53.88	$62.42	$53.88
Tangible common book value per common share (non-GAAP) [1]	$55.10	$53.41	$46.90	$55.10	$46.90
Tangible common equity to tangible assets (non-GAAP) [1]	10.24%	9.97%	9.99%	10.24%	9.99%
Average return on tangible common equity [1]	12.79%	13.00%	8.70%	13.43%	13.03%
Tier 1 capital	17.78%	17.46%	16.90%	17.78%	16.90%
Total capital	20.34%	20.05%	19.54%	20.34%	19.54%
Tier 1 leverage	10.05%	9.87%	9.88%	10.05%	9.88%
Common Equity Tier 1 capital	17.78%	17.46%	16.90%	17.78%	16.90%

[1]	Refer to Table N for reconciliation to GAAP financial measures.

POPULAR, INC.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table B - Consolidated Statement of Operations

(Unaudited)

	Quarters ended		Variance	Quarter ended	Variance	Years ended
			Q4 2019		Q4 2019
(In thousands, except per share information)	31-Dec-19	30-Sep-19	vs. Q3 2019	31-Dec-18	vs. Q4 2018	31-Dec-19	31-Dec-18
Interest income:
Loans	$447,736	$453,315	$(5,579)	$455,238	$(7,502)	$1,802,968	$1,645,736
Money market investments	18,950	19,119	(169)	25,030	(6,080)	89,823	111,288
Investment securities	93,183	99,542	(6,359)	79,287	13,896	368,002	264,824

Total interest income	559,869	571,976	(12,107)	559,555	314	2,260,793	2,021,848

Interest expense:
Deposits	76,823	78,760	(1,937)	65,215	11,608	304,858	204,265
Short-term borrowings	1,272	1,572	(300)	1,823	(551)	6,100	7,210
Long-term debt	14,350	14,653	(303)	16,292	(1,942)	58,141	75,496

Total interest expense	92,445	94,985	(2,540)	83,330	9,115	369,099	286,971

Net interest income	467,424	476,991	(9,567)	476,225	(8,801)	1,891,694	1,734,877
Provision for loan losses - non-covered loans	47,224	36,539	10,685	42,568	4,656	165,779	226,342
Provision for loan losses - covered loans	—	—	—	—	—	—	1,730

Net interest income after provision for loan losses	420,200	440,452	(20,252)	433,657	(13,457)	1,725,915	1,506,805

Service charges on deposit accounts	41,656	40,969	687	38,973	2,683	160,933	150,677
Other service fees	75,559	71,309	4,250	70,226	5,333	285,206	258,020
Mortgage banking activities	13,448	10,492	2,956	19,394	(5,946)	32,093	52,802
Net loss on sale of debt securities	—	(20)	20	—	—	(20)	—
Net gain (loss), including impairment, on equity securities	332	213	119	(2,039)	2,371	2,506	(2,081)
Net profit (loss) on trading account debt securities	17	295	(278)	91	(74)	994	(208)
Net gain on sale of loans, including valuation adjustments on loans held-for-sale	—	—	—	33	(33)	—	33
Adjustments (expense) to indemnity reserves on loans sold	1,321	(3,411)	4,732	(6,477)	7,798	(343)	(12,959)
FDIC loss-share income	—	—	—	—	—	—	94,725
Other operating income	20,082	22,865	(2,783)	32,966	(12,884)	88,514	111,485

Total non-interest income	152,415	142,712	9,703	153,167	(752)	569,883	652,494

Operating expenses:
Personnel costs
Salaries	91,161	90,016	1,145	86,569	4,592	351,788	326,509
Commissions, incentives and other bonuses	27,007	22,360	4,647	23,315	3,692	97,764	90,000
Pension, postretirement and medical insurance	11,281	10,356	925	11,698	(417)	41,804	39,660
Other personnel costs, including payroll taxes	28,878	24,950	3,928	51,465	(22,587)	99,269	106,819

Total personnel costs	158,327	147,682	10,645	173,047	(14,720)	590,625	562,988
Net occupancy expenses	24,908	24,595	313	24,500	408	96,339	88,329
Equipment expenses	21,591	21,596	(5)	18,504	3,087	84,215	71,788
Other taxes	13,386	14,028	(642)	12,583	803	51,653	46,284
Professional fees
Collections, appraisals and other credit related fees	3,704	4,131	(427)	4,043	(339)	16,300	14,700
Programming, processing and other technology services	63,029	63,092	(63)	55,089	7,940	247,332	216,128
Legal fees, excluding collections	2,527	2,415	112	4,118	(1,591)	12,877	19,072
Other professional fees	33,876	28,923	4,953	25,846	8,030	107,902	99,944

Total professional fees	103,136	98,561	4,575	89,096	14,040	384,411	349,844
Communications	5,765	5,881	(116)	5,765	—	23,450	23,107
Business promotion	23,214	18,365	4,849	21,653	1,561	75,372	65,918
FDIC deposit insurance	5,172	2,923	2,249	5,223	(51)	18,179	27,757
Loss on early extinguishment of debt	—	—	—	12,522	(12,522)	—	12,522
Other real estate owned (OREO) expense (recovery)	569	(185)	754	2,310	(1,741)	4,298	23,338
Credit and debit card processing, volume, interchange and other expenses	10,486	9,450	1,036	4,790	5,696	38,059	27,979
Other operating expenses
Operational losses	2,916	8,832	(5,916)	9,103	(6,187)	21,414	35,798
All other	18,814	22,348	(3,534)	15,006	3,808	80,097	76,584

Total other operating expenses	21,730	31,180	(9,450)	24,109	(2,379)	101,511	112,382
Amortization of intangibles	2,288	2,399	(111)	2,353	(65)	9,370	9,326

Total operating expenses	390,572	376,475	14,097	396,455	(5,883)	1,477,482	1,421,562

Income before income tax	182,043	206,689	(24,646)	190,369	(8,326)	818,316	737,737
Income tax expense	15,258	41,370	(26,112)	83,966	(68,708)	147,181	119,579

Net income	$166,785	$165,319	$1,466	$106,403	$60,382	$671,135	$618,158

Net income applicable to common stock	$165,854	$164,389	$1,465	$105,472	$60,382	$667,412	$614,435

Net income per common share - basic	$1.72	$1.71	$0.01	$1.06	$0.66	$6.89	$6.07

Net income per common share - diluted	$1.72	$1.70	$0.02	$1.05	$0.67	$6.88	$6.06

Dividends Declared per Common Share	$0.30	$0.30	$—	$0.25	$0.05	$1.20	$1.00

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table C - Consolidated Statement of Financial Condition

(Unaudited)

				Variance
				Q4 2019 vs.
(In thousands)	31-Dec-19	30-Sep-19	31-Dec-18	Q3 2019
Assets:
Cash and due from banks	$388,311	$502,060	$394,035	$(113,749)
Money market investments	3,262,286	5,168,585	4,171,048	(1,906,299)
Trading account debt securities, at fair value	40,321	36,303	37,787	4,018
Debt securities available-for-sale, at fair value	17,648,473	16,479,110	13,300,184	1,169,363
Debt securities held-to-maturity, at amortized cost	97,662	97,707	101,575	(45)
Equity securities	159,887	160,458	155,584	(571)
Loans held-for-sale, at lower of cost or fair value	59,203	56,370	51,422	2,833
Loans held-in-portfolio	27,587,856	27,181,241	26,663,713	406,615
Less: Unearned income	180,983	173,266	155,824	7,717
Allowance for loan losses	477,708	512,365	569,348	(34,657)

Total loans held-in-portfolio, net	26,929,165	26,495,610	25,938,541	433,555

Premises and equipment, net	556,650	547,063	569,808	9,587
Other real estate	122,072	117,928	136,705	4,144
Accrued income receivable	180,871	164,778	166,022	16,093
Mortgage servicing assets, at fair value	150,906	150,652	169,777	254
Other assets	1,819,615	1,811,190	1,714,134	8,425
Goodwill	671,122	671,122	671,122	—
Other intangible assets	28,780	21,479	26,833	7,301

Total assets	$52,115,324	$52,480,415	$47,604,577	$(365,091)

Liabilities and Stockholders’ Equity:
Liabilities:
Deposits:
Non-interest bearing	$9,160,173	$8,771,970	$9,149,036	$388,203
Interest bearing	34,598,433	35,394,225	30,561,003	(795,792)

Total deposits	43,758,606	44,166,195	39,710,039	(407,589)

Assets sold under agreements to repurchase	193,378	213,097	281,529	(19,719)
Other short-term borrowings	—	—	42	—
Notes payable	1,101,608	1,166,670	1,256,102	(65,062)
Other liabilities	1,044,953	1,026,005	921,808	18,948

Total liabilities	46,098,545	46,571,967	42,169,520	(473,422)

Stockholders’ equity:
Preferred stock	50,160	50,160	50,160	—
Common stock	1,044	1,044	1,043	—
Surplus	4,447,412	4,317,556	4,365,606	129,856
Retained earnings	2,147,915	2,071,198	1,651,731	76,717
Treasury stock	(459,814)	(392,630)	(205,509)	(67,184)
Accumulated other comprehensive loss, net of tax	(169,938)	(138,880)	(427,974)	(31,058)

Total stockholders’ equity	6,016,779	5,908,448	5,435,057	108,331

Total liabilities and stockholders’ equity	$52,115,324	$52,480,415	$47,604,577	$(365,091)

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table D - Consolidated Average Balances and Yield / Rate Analysis - QUARTER

(Unaudited)

	Quarters ended									Variance
	31-Dec-19			30-Sep-19			31-Dec-18			Q4 2019 vs. Q3 2019			Q4 2019 vs. Q4 2018
($ amounts in millions; yields not on a taxable equivalent basis)	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate	Average balance	Income / Expense	Yield / Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$21,465	$112.1	2.08%	$20,617	$118.7	2.29%	$18,278	$104.3	2.27%	$848	($6.6)	(0.21)%	$3,187	$7.8	(0.19)%

Loans not covered under loss sharing agreements with the FDIC:
Commercial	12,276	173.9	5.62	12,167	179.0	5.84	11,967	182.1	6.04	109	(5.1)	(0.22)	309	(8.2)	(0.42)
Construction	781	12.3	6.27	809	13.3	6.50	905	15.2	6.65	(28)	(1.0)	(0.23)	(124)	(2.9)	(0.38)
Mortgage	7,109	90.9	5.11	7,127	91.2	5.12	7,149	90.1	5.04	(18)	(0.3)	(0.01)	(40)	0.8	0.07
Consumer	2,942	86.2	11.62	2,918	86.5	11.76	2,815	85.0	11.98	24	(0.3)	(0.14)	127	1.2	(0.36)
Auto	2,935	68.7	9.28	2,867	68.2	9.44	2,588	69.2	10.60	68	0.5	(0.16)	347	(0.5)	(1.32)
Lease financing	1,038	15.7	6.06	1,004	15.1	6.03	913	13.6	5.97	34	0.6	0.03	125	2.1	0.09

Total loans	27,081	447.7	6.57	26,892	453.3	6.70	26,337	455.2	6.87	189	(5.6)	(0.13)	744	(7.5)	(0.30)

Total interest earning assets	$48,546	$559.8	4.59%	$47,509	$572.0	4.79%	$44,615	$559.5	4.99%	$1,037	(12.2)	(0.20)%	$3,931	$0.3	(0.40)%

Allowance for loan losses	(515)			(532)			(621)			17			106
Other non-interest earning assets	3,943			3,964			3,925			(21)			18

Total average assets	$51,974			$50,941			$47,919			$1,033			$4,055

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$16,312	$36.0	0.88%	$15,958	$37.7	0.94%	$13,848	$30.4	0.87%	$354	$(1.7)	(0.06)%	$2,464	$5.6	0.01%
Savings	10,830	13.3	0.49	10,241	11.8	0.46	9,728	9.9	0.40	589	1.5	0.03	1,102	3.4	0.09
Time deposits	7,749	27.5	1.41	7,829	29.3	1.48	7,419	24.9	1.33	(80)	(1.8)	(0.07)	330	2.6	0.08

Total interest-bearing deposits	34,891	76.8	0.87	34,028	78.8	0.92	30,995	65.2	0.83	863	(2.0)	(0.05)	3,896	11.6	0.04
Borrowings	1,345	15.6	4.65	1,440	16.2	4.51	1,658	18.1	4.38	(95)	(0.6)	0.14	(313)	(2.5)	0.27

Total interest-bearing liabilities	36,236	92.4	1.01	35,468	95.0	1.06	32,653	83.3	1.01	768	(2.6)	(0.05)	3,583	9.1	—

Net interest spread			3.58%			3.73%			3.98%			(0.15)%			(0.40)%

Non-interest bearing deposits	8,894			8,794			8,895			100			(1)
Other liabilities	957			926			799			31			158
Stockholders’ equity	5,887			5,753			5,572			134			315

Total average liabilities and stockholders’ equity	$51,974			$50,941			$47,919			$1,033			$4,055

Net interest income / margin non-taxable equivalent basis		$467.4	3.83%		$477.0	4.00%		$476.2	4.25%		($9.6)	(0.17)%		($8.8)	(0.42)%

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table E - Consolidated Average Balances and Yield / Rate Analysis - YEAR-TO-DATE

(Unaudited)

	Years ended
	31-Dec-19			31-Dec-18			Variance
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
($ amounts in millions; yields not on a taxable equivalent basis)	balance	Expense	Rate	balance	Expense	Rate	balance	Expense	Rate
Assets:
Interest earning assets:
Money market, trading and investment securities	$20,138	$457.8	2.27%	$18,212	$376.1	2.07%	$1,926	$81.7	0.20%

Loans not covered under loss-sharing agreements with the FDIC:
Commercial	12,172	712.9	5.86	11,698	686.4	5.87	474	26.5	(0.01)
Construction	801	52.8	6.59	915	58.3	6.37	(114)	(5.5)	0.22
Mortgage	7,121	364.4	5.12	7,119	360.4	5.06	2	4.0	0.06
Consumer	2,885	340.8	11.81	2,847	327.9	11.52	38	12.9	0.29
Auto	2,839	272.2	9.59	1,617	160.9	9.95	1,222	111.3	(0.36)
Lease financing	989	59.9	6.06	867	51.9	5.98	122	8.0	0.08

Total loans	26,807	1,803.0	6.73	25,063	1,645.8	6.57	1,744	157.2	0.16

Total interest earning assets	$46,945	$2,260.8	4.82%	$43,275	$2,021.9	4.67%	$3,670	$238.9	0.15%

Allowance for loan losses	(544)			(635)			91
Other non-interest earning assets	3,940			3,999			(59)

Total average assets	$50,341			$46,639			$3,702

Liabilities and Stockholders’ Equity:
Interest bearing deposits:
NOW and money market	$15,326	$146.7	0.96%	$12,688	$80.7	0.64%	$2,638	$66.0	0.32%
Savings	10,249	45.5	0.44	9,439	31.9	0.34	810	13.6	0.10
Time deposits	7,770	112.7	1.45	7,570	91.7	1.21	200	21.0	0.24

Total interest-bearing deposits	33,345	304.9	0.91	29,697	204.3	0.69	3,648	100.6	0.22
Borrowings	1,425	64.2	4.51	1,879	82.7	4.40	(454)	(18.5)	0.11

Total interest-bearing liabilities	34,770	369.1	1.06	31,576	287.0	0.91	3,194	82.1	0.15

Net interest spread			3.76%			3.76%			—%

Non-interest bearing deposits	8,873			8,790			83
Other liabilities	984			831			153
Stockholders’ equity	5,714			5,442			272

Total average liabilities and stockholders’ equity	$50,341			$46,639			$3,702

Net interest income / margin non-taxable equivalent basis		$1,891.7	4.03%		$1,734.9	4.01%		$156.8	0.02%

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table F - Mortgage Banking Activities and Other Service Fees

(Unaudited)

Mortgage Banking Activities

	Quarters ended			Variance		Years ended		Variance
(In thousands)	31-Dec-19	30-Sep-19	31-Dec-18	Q4 2019 vs.Q3 2019	Q4 2019 vs.Q4 2018	31-Dec-19	31-Dec-18	2019 vs. 2018
Mortgage servicing fees, net of fair value adjustments:
Mortgage servicing fees	$11,552	$11,797	$12,327	$(245)	$(775)	$46,952	$49,532	$(2,580)
Mortgage servicing rights fair value adjustments	(1,577)	(4,842)	4,646	3,265	(6,223)	(27,430)	(8,477)	(18,953)

Total mortgage servicing fees, net of fair value adjustments	9,975	6,955	16,973	3,020	(6,998)	19,522	41,055	(21,533)

Net gain on sale of loans, including valuation on loans held-for-sale	4,164	5,421	2,893	(1,257)	1,271	18,817	9,424	9,393

Trading account (loss) profit:
Unrealized gains (losses) on outstanding derivative positions	—	227	(122)	(227)	122	—	(253)	253
Realized (losses) gains on closed derivative positions	(691)	(2,111)	(350)	1,420	(341)	(6,246)	2,576	(8,822)

Total trading account (loss) profit	(691)	(1,884)	(472)	1,193	(219)	(6,246)	2,323	(8,569)

Total mortgage banking activities	$13,448	$10,492	$19,394	$2,956	$(5,946)	$32,093	$52,802	$(20,709)

Other Service Fees

	Quarters ended			Variance		Years ended		Variance
(In thousands)	31-Dec-19	30-Sep-19	31-Dec-18	Q4 2019 vs.Q3 2019	Q4 2019 vs.Q4 2018	31-Dec-19	31-Dec-18	2019 vs. 2018
Other service fees:
Debit card fees	$12,219	$11,719	$11,868	$500	$351	$47,142	$46,174	$968
Insurance fees	17,574	14,608	14,362	2,966	3,212	62,226	54,030	8,196
Credit card fees	26,155	25,625	23,827	530	2,328	98,860	89,693	9,167
Sale and administration of investment products	6,367	5,714	5,824	653	543	23,072	21,895	1,177
Trust fees	5,263	5,193	4,677	70	586	20,694	19,880	814
Other fees	7,981	8,450	9,668	(469)	(1,687)	33,212	26,348	6,864

Total other service fees	$75,559	$71,309	$70,226	$4,250	$5,333	$285,206	$258,020	$27,186

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table G - Loans and Deposits

(Unaudited)

Loans - Ending Balances

				Variance
(In thousands)	31-Dec-19	30-Sep-19	31-Dec-18	Q4 2019 vs.Q3 2019	Q4 2019 vs.Q4 2018
Loans held-in-portfolio:
Commercial	$12,312,751	$12,208,449	$12,043,019	$104,302	$269,732
Construction	831,092	754,056	779,449	77,036	51,643
Legacy [1]	22,105	23,192	25,949	(1,087)	(3,844)
Lease financing	1,059,507	1,022,484	934,773	37,023	124,734
Mortgage	7,183,532	7,168,619	7,235,258	14,913	(51,726)
Auto	2,917,522	2,847,758	2,608,785	69,764	308,737
Consumer	3,080,364	2,983,417	2,880,656	96,947	199,708

Total loans held-in-portfolio	$27,406,873	$27,007,975	$26,507,889	$398,898	$898,984

Loans held-for-sale:
Mortgage	59,203	56,370	51,422	2,833	7,781

Total loans held-for-sale	$59,203	$56,370	$51,422	$2,833	$7,781

Total loans	$27,466,076	$27,064,345	$26,559,311	$401,731	$906,765

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

Deposits - Ending Balances

				Variance
(In thousands)	31-Dec-19	30-Sep-19	31-Dec-18	Q4 2019 vs. Q3 2019	Q4 2019 vs.Q4 2018
Demand deposits [1]	$16,566,145	$19,191,657	$16,077,023	$(2,625,512)	$489,122
Savings, NOW and money market deposits (non-brokered)	19,169,899	16,778,332	15,616,247	2,391,567	3,553,652
Savings, NOW and money market deposits (brokered)	347,765	400,049	400,004	(52,284)	(52,239)
Time deposits (non-brokered)	7,546,621	7,614,393	7,500,544	(67,772)	46,077
Time deposits (brokered CDs)	128,176	181,764	116,221	(53,588)	11,955

Total deposits	$43,758,606	$44,166,195	$39,710,039	$(407,589)	$4,048,567

[1]	Includes interest and non-interest bearing demand deposits.

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table H - Non-Performing Assets

(Unaudited)

							Variance
(Dollars in thousands)	31-Dec-19	As a % of loans HIP by category	30-Sep-19	As a % of loans HIP by category	31-Dec-18	As a % of loans HIP by category	Q4 2019 vs. Q3 2019	Q4 2019 vs. Q4 2018
Non-accrual loans:
Commercial	$150,760	1.2%	$169,697	1.4%	$184,026	1.5%	$(18,937)	$(33,266)
Construction	145	—	10,334	1.4	13,848	1.8	(10,189)	(13,703)
Legacy [1]	1,999	9.0	2,318	10.0	2,627	10.1	(319)	(628)
Lease financing	3,657	0.3	2,733	0.3	3,313	0.4	924	344
Mortgage	294,799	4.1	305,542	4.3	334,598	4.6	(10,743)	(39,799)
Auto	31,148	1.1	22,954	0.8	24,050	0.9	8,194	7,098
Consumer	45,333	1.5	44,214	1.5	48,625	1.7	1,119	(3,292)

Total non-performing loans held-in-portfolio	527,841	1.9%	557,792	2.1%	611,087	2.3%	(29,951)	(83,246)
Other real estate owned (“OREO”)	122,072		117,928		136,705		4,144	(14,633)

Total non-performing assets [2]	$649,913		$675,720		$747,792		$(25,807)	$(97,879)

Accruing loans past due 90 days or more [3] [4]	$460,133		$476,814		$612,543		$(16,681)	$(152,410)

Ratios:
Non-performing assets to total assets	1.25%		1.29%		1.57%
Non-performing loans held-in-portfolio to loans held-in-portfolio	1.93		2.07		2.31
Allowance for loan losses to loans held-in-portfolio	1.74		1.90		2.15
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	90.50		91.86		93.17

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

[2]	There were no non-performing loans held-for-sale as of December 31, 2019, September 30, 2019 and December 31, 2018.
[3]

It is the Corporation’s policy to report delinquent residential mortgage loans insured by FHA or guaranteed by the VA as accruing loans past due 90 days or more as opposed to non-performing since the principal repayment is insured. These include loans rebooked, which were previously pooled into GNMA securities amounting to $103 million (September 30, 2019 - $99 million; December 31, 2018 - $134 million). Under the GNMA program, issuers such as BPPR have the option but not the obligation to repurchase loans that are 90 days or more past due. For accounting purposes, these loans subject to the repurchase option are required to be reflected on the financial statements of BPPR with an offsetting liability. These balances include $213 million of residential mortgage loans insured by FHA or guaranteed by the VA that are no longer accruing interest as of December 31, 2019 (September 30, 2019 - $241 million; December 31, 2018 - $283 million). Furthermore, the Corporation has approximately $65 million in reverse mortgage loans which are guaranteed by FHA, but which are currently not accruing interest. Due to the guaranteed nature of the loans, it is the Corporation’s policy to exclude these balances from non-performing assets (September 30, 2019 - $65 million; December 31, 2018 - $69 million).

[4]

The carrying value of loans accounted for under ASC Subtopic 310-30 that are contractually 90 days or more past due was $153 million at December 31, 2019 (September 30, 2019 - $189 million; December 31, 2018 - $216 million). This amount is excluded from the above table as the loans’ accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table I - Activity in Non-Performing Loans

(Unaudited)

Commercial loans held-in-portfolio:

	Quarter ended			Quarter ended
	31-Dec-19			30-Sep-19
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$166,366	$3,331	$169,697	$149,139	$6,209	$155,348
Plus:
New non-performing loans	14,650	248	14,898	43,650	734	44,384
Advances on existing non-performing loans	—	80	80	—	—	—
Less:
Non-performing loans transferred to OREO	(4,009)	—	(4,009)	(972)	—	(972)
Non-performing loans charged-off	(10,708)	(42)	(10,750)	(2,005)	(1,302)	(3,307)
Loans returned to accrual status / loan collections	(14,207)	(112)	(14,319)	(23,446)	(2,310)	(25,756)
Non-performing loans sold	(4,837)	—	(4,837)	—	—	—

Ending balance NPLs	$147,255	$3,505	$150,760	$166,366	$3,331	$169,697

Construction loans held-in-portfolio:

	Quarter ended			Quarter ended
	31-Dec-19			30-Sep-19
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$274	$10,060	$10,334	$1,788	$12,060	$13,848
Plus:
Advances on existing non-performing loans	—	—	—	—	215	215
Less:
Non-performing loans charged-off	—	—	—	—	(2,215)	(2,215)
Loans returned to accrual status / loan collections	(155)	—	(155)	(1,514)	—	(1,514)
Non-performing loans sold	—	(10,034)	(10,034)	—	—	—

Ending balance NPLs	$119	$26	$145	$274	$10,060	$10,334

Mortgage loans held-in-portfolio:

	Quarter ended			Quarter ended
	31-Dec-19			30-Sep-19
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$296,025	$9,517	$305,542	$309,046	$9,350	$318,396
Plus:
New non-performing loans	55,379	4,923	60,302	50,260	3,306	53,566
Advances on existing non-performing loans	—	39	39	—	37	37
Less:
Non-performing loans transferred to OREO	(7,988)	(111)	(8,099)	(6,741)	(197)	(6,938)
Non-performing loans charged-off	(4,800)	—	(4,800)	(8,733)	—	(8,733)
Loans returned to accrual status / loan collections	(54,908)	(3,277)	(58,185)	(47,807)	(2,979)	(50,786)

Ending balance NPLs	$283,708	$11,091	$294,799	$296,025	$9,517	$305,542

Total non-performing loans held-in-portfolio (excluding consumer):

	Quarter ended			Quarter ended
	31-Dec-19			30-Sep-19
(In thousands)	BPPR	Popular U.S.	Popular, Inc.	BPPR	Popular U.S.	Popular, Inc.
Beginning balance NPLs	$462,665	$25,226	$487,891	$459,973	$30,088	$490,061
Plus:
New non-performing loans	70,029	5,171	75,200	93,910	4,040	97,950
Advances on existing non-performing loans	—	121	121	—	290	290
Less:
Non-performing loans transferred to OREO	(11,997)	(111)	(12,108)	(7,713)	(197)	(7,910)
Non-performing loans charged-off	(15,508)	(42)	(15,550)	(10,738)	(3,514)	(14,252)
Loans returned to accrual status / loan collections	(69,270)	(3,710)	(72,980)	(72,767)	(5,481)	(78,248)
Non-performing loans sold	(4,837)	(10,034)	(14,871)	—	—	—

Ending balance NPLs [1]	$431,082	$16,621	$447,703	$462,665	$25,226	$487,891

[1]	Includes $2.0 million of NPLs related to the legacy portfolio as of December 31, 2019 (September 30, 2019 - $2.3 million).

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table J - Allowance for Credit Losses, Net Charge-offs and Related Ratios

(Unaudited)

	Quarter ended	Quarter ended	Quarter ended
	31-Dec-19	30-Sep-19	31-Dec-18
(Dollars in thousands)	Total	Total	Total
Balance at beginning of period	$512,365	$543,666	$633,718
Provision for loan losses	47,224	36,539	42,568

	559,589	580,205	676,286

Net loans charged-off (recovered):
BPPR
Commercial	7,301	10,632	51,659
Construction	(48)	(2,986)	(720)
Lease financing	2,768	3,453	1,323
Mortgage	8,770	12,689	18,041
Consumer	40,171	36,112	26,176

Total BPPR	58,962	59,900	96,479

Popular U.S.
Commercial	19,150	3,633	1,081
Construction	—	2,215	5,806
Legacy [1]	(110)	(297)	(739)
Mortgage	(6)	(18)	(82)
Consumer	3,885	2,407	4,393

Total Popular U.S.	22,919	7,940	10,459

Total loans charged-off - Popular, Inc.	81,881	67,840	106,938

Balance at end of period	$477,708	$512,365	$569,348

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	1.21%	1.01%	1.63%
Provision for loan losses to net charge-offs	57.67%	53.86%	39.81%
BPPR
Annualized net charge-offs to average loans held-in-portfolio	1.18%	1.21%	1.96%
Provision for loan losses to net charge-offs	69.27%	57.56%	45.05%
Popular U.S.
Annualized net charge-offs to average loans held-in-portfolio	1.29%	0.45%	0.63%
Provision for loan losses to net charge-offs	27.84%	25.94%	(8.54)%

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

	Year ended	Year ended
(Dollars in thousands)	31-Dec-19	31-Dec-18
	Total	Non-covered loans	Covered loans	Total
Balance at beginning of period	$569,348	$590,182	$33,244	$623,426
Provision for loan losses	165,779	226,342	1,730	228,072

	735,127	816,524	34,974	851,498

Net loans charged-off (recovered):
BPPR
Commercial	34,711	65,931	—	65,931
Construction	(3,105)	(1,354)	—	(1,354)
Lease financing	9,337	6,030	—	6,030
Mortgage	41,355	64,822	1,364	66,186
Consumer	127,960	105,588	—	105,588

Total BPPR	210,258	241,017	1,364	242,381

Popular U.S.
Commercial	31,408	19,784	—	19,784
Construction	2,207	5,806	—	5,806
Legacy [1]	(1,399)	(2,032)	—	(2,032)
Mortgage	435	(371)	—	(371)
Consumer	14,510	16,582	—	16,582

Total Popular U.S.	47,161	39,769	—	39,769

Total loans charged-off - Popular, Inc.	257,419	280,786	1,364	282,150

Balance transferred from covered to non-covered loans	—	33,610	(33,610)	—

Balance at end of period	$477,708	$569,348	$—	$569,348

POPULAR, INC.
Annualized net charge-offs to average loans held-in-portfolio	0.96%	1.13%		1.13%
Provision for loan losses to net charge-offs	64.40%	80.61%		80.83%

BPPR

Annualized net charge-offs to average loans held-in-portfolio	1.06%	1.31%		1.31%
Provision for loan losses to net charge-offs	64.56%	81.51%		81.77%
Popular U.S.
Annualized net charge-offs to average loans held-in-portfolio	0.68%			0.61%
Provision for loan losses to net charge-offs	63.67%			75.14%

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. segment.

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table K - Allowance for Loan Losses - Breakdown of General and Specific Reserves - CONSOLIDATED

(Unaudited)

31-Dec-19
(Dollars in thousands)	Commercial	Construction	Legacy [1]	Mortgage	Lease financing	Consumer	Total
Specific ALLL	$20,533	$6	$—	$42,804	$61	$21,822	$85,226
Impaired loans	$399,549	$119	$—	$531,855	$507	$100,791	$1,032,821
Specific ALLL to impaired loans	5.14%	5.04%	—%	8.05%	12.03%	21.65%	8.25%

General ALLL	$126,519	$4,772	$630	$78,304	$10,707	$171,550	$392,482
Loans held-in-portfolio, excluding impaired loans	$11,913,202	$830,973	$22,105	$6,651,677	$1,059,000	$5,897,095	$26,374,052
General ALLL to loans held-in-portfolio, excluding impaired loans	1.06%	0.57%	2.85%	1.18%	1.01%	2.91%	1.49%

Total ALLL	$147,052	$4,778	$630	$121,108	$10,768	$193,372	$477,708
Total loans held-in-portfolio	$12,312,751	$831,092	$22,105	$7,183,532	$1,059,507	$5,997,886	$27,406,873
ALLL to loans held-in-portfolio	1.19%	0.57%	2.85%	1.69%	1.02%	3.22%	1.74%

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

30-Sep-19
(Dollars in thousands)	Commercial	Construction	Legacy [1]	Mortgage	Lease financing	Consumer	Total
Specific ALLL	$30,130	$57	$—	$42,868	$71	$22,720	$95,846
Impaired loans	$409,221	$10,334	$—	$533,317	$624	$105,117	$1,058,613
Specific ALLL to impaired loans	7.36%	0.55%	—%	8.04%	11.38%	21.61%	9.05%

General ALLL	$160,591	$8,507	$791	$83,759	$7,122	$155,749	$416,519
Loans held-in-portfolio, excluding impaired loans	$11,799,228	$743,722	$23,192	$6,635,302	$1,021,860	$5,726,058	$25,949,362
General ALLL to loans held-in-portfolio, excluding impaired loans	1.36%	1.14%	3.41%	1.26%	0.70%	2.72%	1.61%

Total ALLL	$190,721	$8,564	$791	$126,627	$7,193	$178,469	$512,365
Total loans held-in-portfolio	$12,208,449	$754,056	$23,192	$7,168,619	$1,022,484	$5,831,175	$27,007,975
ALLL to loans held-in-portfolio	1.56%	1.14%	3.41%	1.77%	0.70%	3.06%	1.90%

[1]

The legacy portfolio is comprised of commercial loans, construction loans and lease financings related to certain lending products exited by the Corporation as part of restructuring efforts carried out in prior years at the Popular U.S. reportable segment.

Variance
(Dollars in thousands)	Commercial	Construction	Legacy	Mortgage	Lease financing	Consumer	Total
Specific ALLL	$(9,597)	$(51)	$—	$(64)	$(10)	$(898)	$(10,620)
Impaired loans	$(9,672)	$(10,215)	$—	$(1,462)	$(117)	$(4,326)	$(25,792)

General ALLL	$(34,072)	$(3,735)	$(161)	$(5,455)	$3,585	$15,801	$(24,037)
Loans held-in-portfolio, excluding impaired loans	$113,974	$87,251	$(1,087)	$16,375	$37,140	$171,037	$424,690

Total ALLL	$(43,669)	$(3,786)	$(161)	$(5,519)	$3,575	$14,903	$(34,657)
Total loans held-in-portfolio	$104,302	$77,036	$(1,087)	$14,913	$37,023	$166,711	$398,898

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table L - Allowance for Loan Losses - Breakdown of General and Specific Reserves - PUERTO RICO OPERATIONS

(Unaudited)

31-Dec-19
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL	$20,533	$6	$40,596	$61	$20,259	$81,455
General ALLL	110,530	568	75,685	10,707	153,706	351,196

Total ALLL	$131,063	$574	$116,281	$10,768	$173,965	$432,651

Loans held-in-portfolio:
Impaired loans	$397,452	$119	$522,469	$507	$91,157	$1,011,704
Loans held-in-portfolio, excluding impaired loans	6,863,678	137,351	5,644,279	1,059,000	5,464,220	19,168,528

Total loans held-in-portfolio	$7,261,130	$137,470	$6,166,748	$1,059,507	$5,555,377	$20,180,232

30-Sep-19
Puerto Rico
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL	$30,130	$57	$40,483	$71	$21,009	$91,750
General ALLL	131,429	1,009	81,252	7,122	138,208	359,020

Total ALLL	$161,559	$1,066	$121,735	$7,193	$159,217	$450,770

Loans held-in-portfolio:
Impaired	$407,124	$274	$523,876	$624	$95,356	$1,027,254
Loans held-in-portfolio, excluding impaired loans	6,761,529	123,798	5,711,700	1,021,860	5,286,441	18,905,328

Total loans held-in-portfolio	$7,168,653	$124,072	$6,235,576	$1,022,484	$5,381,797	$19,932,582

Variance
(In thousands)	Commercial	Construction	Mortgage	Lease financing	Consumer	Total
Allowance for credit losses:
Specific ALLL	$(9,597)	$(51)	$113	$(10)	$(750)	$(10,295)
General ALLL	(20,899)	(441)	(5,567)	3,585	15,498	(7,824)

Total ALLL	$(30,496)	$(492)	$(5,454)	$3,575	$14,748	$(18,119)

Loans held-in-portfolio:
Impaired	$(9,672)	$(155)	$(1,407)	$(117)	$(4,199)	$(15,550)
Loans held-in-portfolio, excluding impaired loans	102,149	13,553	(67,421)	37,140	177,779	263,200

Total loans held-in-portfolio	$92,477	$13,398	$(68,828)	$37,023	$173,580	$247,650

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table M - Allowance for Loan Losses - Breakdown of General and Specific Reserves - POPULAR U.S. OPERATIONS

(Unaudited)

31-Dec-19
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$—	$—	$—	$2,208	$1,563	$3,771
General ALLL	15,989	4,204	630	2,619	17,844	41,286

Total ALLL	$15,989	$4,204	$630	$4,827	$19,407	$45,057

Loans held-in-portfolio:
Impaired loans	$2,097	$—	$—	$9,386	$9,634	$21,117
Loans held-in-portfolio, excluding impaired loans	5,049,524	693,622	22,105	1,007,398	432,875	7,205,524

Total loans held-in-portfolio	$5,051,621	$693,622	$22,105	$1,016,784	$442,509	$7,226,641

30-Sep-19
Popular U.S.
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$—	$—	$—	$2,385	$1,711	$4,096
General ALLL	29,162	7,498	791	2,507	17,541	57,499

Total ALLL	$29,162	$7,498	$791	$4,892	$19,252	$61,595

Loans held-in-portfolio:
Impaired loans	$2,097	$10,060	$—	$9,441	$9,761	$31,359
Loans held-in-portfolio, excluding impaired loans	5,037,699	619,924	23,192	923,602	439,617	7,044,034

Total loans held-in-portfolio	$5,039,796	$629,984	$23,192	$933,043	$449,378	$7,075,393

Variance
(In thousands)	Commercial	Construction	Legacy	Mortgage	Consumer	Total
Allowance for credit losses:
Specific ALLL	$—	$—	$—	$(177)	$(148)	$(325)
General ALLL	(13,173)	(3,294)	(161)	112	303	(16,213)

Total ALLL	$(13,173)	$(3,294)	$(161)	$(65)	$155	$(16,538)

Loans held-in-portfolio:
Impaired loans	$—	$(10,060)	$—	$(55)	$(127)	$(10,242)
Loans held-in-portfolio, excluding impaired loans	11,825	73,698	(1,087)	83,796	(6,742)	161,490

Total loans held-in-portfolio	$11,825	$63,638	$(1,087)	$83,741	$(6,869)	$151,248

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table N - Reconciliation to GAAP Financial Measures

(Unaudited)

(In thousands, except share or per share information)	31-Dec-19	30-Sep-19	31-Dec-18
Total stockholders’ equity	$6,016,779	$5,908,448	$5,435,057
Less: Preferred stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(671,122)	(671,122)	(671,122)
Less: Other intangibles	(28,780)	(21,479)	(26,833)

Total tangible common equity	$5,266,717	$5,165,687	$4,686,942

Total assets	$52,115,324	$52,480,415	$47,604,577
Less: Goodwill	(671,122)	(671,122)	(671,122)
Less: Other intangibles	(28,780)	(21,479)	(26,833)

Total tangible assets	$51,415,422	$51,787,814	$46,906,622

Tangible common equity to tangible assets	10.24%	9.97%	9.99%
Common shares outstanding at end of period	95,589,629	96,714,664	99,942,845
Tangible book value per common share	$55.10	$53.41	$46.90

	Quarterly average
Total stockholders’ equity	$5,887,125	$5,753,047	$5,574,503
Less: Preferred Stock	(50,160)	(50,160)	(50,160)
Less: Goodwill	(671,121)	(663,499)	(684,507)
Less: Other intangibles	(20,674)	(22,957)	(28,282)

Total tangible equity	$5,145,170	$5,016,431	$4,811,554
Average return on tangible common equity	12.79%	13.00%	8.70%

	Year-to-date average
Total stockholders’ equity	$5,713,517		$5,444,152
Less: Preferred Stock	(50,160)		(50,160)
Less: Goodwill	(669,200)		(646,905)
Less: Other intangibles	(23,563)		(31,480)

Total tangible equity	$4,970,594		$4,715,607
Average return on tangible common equity	13.43%		13.03%

Popular, Inc.

Financial Supplement to Fourth Quarter 2019 Earnings Release

Table P - Adjusted Net Income for the Quarter and Year Ended December 31, 2018 (Non-GAAP)

(Unaudited)

	Quarter ended
	31-Dec-18
(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$106,403
Non-GAAP Adjustments:
Impact of Law Act No.257[1]	—	27,686	27,686

Adjusted net income (Non-GAAP)			$134,089

[1]

On December 10, 2018, the Governor of Puerto Rico signed into law Act No.257 of 2018, which amended the Puerto Rico Internal Revenue Code, to among other things, reduce the Puerto Rico corporate tax rate from 39% to 37.5%. The resulting adjustments reduced the DTA related to the Corporation’s P.R. operations as a result of a lower realizable benefit at the lower tax rate.

	Year ended
	31-Dec-18
(In thousands)	Pre-tax	Income tax effect	Impact on net income
U.S. GAAP Net income			$618,158
Non-GAAP Adjustments:
Termination of FDIC Shared-Loss Agreements[1]	(94,633)	45,059	(49,574)
Tax Closing Agreement[2]	—	(108,946)	(108,946)
Impact of Law Act No.257[3]	—	27,686	27,686

Adjusted net income (Non-GAAP)			$487,324

[1]

On May 22, 2018, BPPR entered into a Termination Agreement with the FDIC to terminate all Shared-Loss Agreements in connection with the acquisition of certain assets and assumptions of certain liabilities of Westernbank Puerto Rico in 2010. As a result, BPPR recognized a pre-tax gain of $94.6 million, net of the related professional and advisory fees of $8.1 million associated with the Termination Agreement.

[2]

Represents the impact of the Termination Agreement on income taxes. In June 2012, the Corporation entered into a Tax Closing Agreement with the Puerto Rico Department of the Treasury to clarify the tax treatment related to the loans acquired in the FDIC Transaction in accordance with the provisions of the Puerto Rico Tax Code. Based on the provisions of this Tax Closing Agreement, the Corporation recognized a net income tax benefit of $108.9 million during the second quarter of 2018.

[3]

On December 10, 2018, the Governor of Puerto Rico signed into law Act No.257 of 2018, which amended the Puerto Rico Internal Revenue Code, to among other things, reduce the Puerto Rico corporate tax rate from 39% to 37.5%. The resulting adjustments reduced the DTA related to the Corporation’s P.R. operations as a result of a lower realizable benefit at the lower tax rate.

CONTACT:

Popular, Inc.

Investor Relations:

Paul Cardillo, 212-417-6721

Senior Vice President, Investor Relations Officer

or

Media Relations:

Teruca Rullán, 787-281-5170 or 917-679-3596 (mobile)

Senior Vice President, Corporate Communications